EXHIBIT 16

                       [David T. Thomson P.C. Letterhead]







Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

I have read Item 4 included in the attached Form 8-K dated September 18, 2002 of Interactive Motorsports and Entertainment Corp. (formerly named Pacific International Holdings, Inc.) and am in agreement with the statements contained therein except for the sentence in the second paragraph of Item 4 regarding the Company and Crowe Chizek and Company, LLP of which I have no basis to agree or disagree with the statements of that sentence.

Very truly yours,


/s/ David T. Thomson, P.C.
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David T. Thomson, P.C.